Exhibit 21.1



              THE e-AUCTION GLOBAL TRADING INC. GROUP OF COMPANIES

     1. e-Auction Global Trading Inc. (Barbados), a Barbados corporation, wholly-owned by the Company

     2. Aucxis Corp. (Canada), a Canadian corporation, wholly-owned by e-Auction Global Trading Inc. (Barbados)

     3. Aucxis Corp., a Belgium Company, wholly-owned by the Company

     4. Schelfhout Computer Systemen N.V., a Belgium corporation, wholly-owned by Aucxis Corp. (Belgium)

     5. SDL Invest N.V., a Belgian corporation incorporated March 22, 2000, in which the Company has a 9% ownership interest.

     6. v-Wholesaler N.V. (a holding company), wholly-owned by the Company, which holding company has a wholly-owned subsidiary, Kwatrobox B.V., and the subsidiaries of Kwatrobox B.V., 100% of Automatiserngbureau Palm B.V, 80% of Scoop Software B.V., 100% of Palm Velingsystemen, 100% of Nieaf Systems B.V.

     7. i-Three Inc., wholly-owned by the Company

     8. Aucxis Ltd., a company publicly traded on the Australian Stock Exchange, in which the Company has a 48.2% ownership interest accounted for by the equity method.